SCHEDULE 14C INFORMATION

INFORMATION STATEMENT PURSUANT TO SECTION 14(C) OF THE

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MERCER FUNDS

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mercer FUNDS

Mercer Emerging Markets Equity Fund

99 High Street

Boston, Massachusetts 02110

January 16, 2025

Dear Shareholder:

We are pleased to notify you of a change involving the Mercer Emerging Markets Equity Fund (the “Fund”), a series of Mercer Funds (the “Trust”). Specifically, the Board of Trustees of the Trust (the “Board”) has approved the hiring of Robeco Institutional Asset Management US Inc. (“Robeco”) to serve as a new subadviser to the Fund. In conjunction with this appointment, the Board has approved a new subadvisory agreement between Mercer Investments LLC, the Fund’s investment adviser (“Mercer” or the “Adviser”), on behalf of the Fund, and Robeco (the “Robeco Subadvisory Agreement”).

The Adviser recommended the appointment of Robeco to replace Origin Asset Management LLP (“Origin”), the subadviser that previously managed an allocated portion of the Fund’s portfolio, and Robeco has taken over the management duties of the Fund’s portfolio assets allocated to it effective as of October 25, 2024.

I encourage you to read the attached Information Statement, which provides, among other information, details regarding Robeco and the Robeco Subadvisory Agreement and a discussion of the factors that the Board considered in approving the Robeco Subadvisory Agreement.

Sincerely,

Stephen M. Gouthro
President and Chief Executive Officer
Mercer Funds

MERCER FUNDS

Mercer Emerging Markets Equity Fund

99 High Street

Boston, Massachusetts 02110

Information Statement

This Information Statement (the “Statement”) is being furnished on behalf of the Board of Trustees (the “Board”) of Mercer Funds (the “Trust”) to inform shareholders of the Mercer Emerging Markets Equity Fund (the “Fund”) about the recent hiring of a new subadviser to the Fund, Robeco Institutional Asset Management US Inc. (“Robeco”). In connection with the hiring of Robeco, the Board approved a new subadvisory agreement between Mercer Investments LLC, the Fund’s investment adviser (“Mercer” or the “Adviser”), on behalf of the Fund, and Robeco (the “Robeco Subadvisory Agreement”). The Adviser recommended the appointment of Robeco to replace Origin Asset Management LLP (“Origin”), a subadviser that previously managed an allocated portion of the Fund’s portfolio, and Robeco has taken over the management duties of the Fund’s portfolio assets allocated to it effective as of October 25, 2024. In addition, in connection with the appointment of Robeco, the Adviser also made certain additional changes to the subadvisers that the Adviser uses for the management of the Fund’s assets and the Adviser also reallocated the assets of the Fund among the existing and new subadvisers. These changes in the subadvisory arrangements that are used by the Adviser with respect to the management of the Fund’s assets may be collectively referred to herein as the “New Emerging Markets Fund Subadviser Structure”.

The hiring of Robeco and the Robeco Subadvisory Agreements, were approved by the Board upon the recommendation of Mercer, without shareholder approval, as is permitted by the exemptive order of the U.S. Securities and Exchange Commission (the “SEC”), dated December 28, 2005 (the “Exemptive Order”), issued to the Trust and the Adviser.

This Statement is being mailed on or about January 21, 2025 to shareholders of record of the Fund as of December 31, 2024.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY

INTRODUCTION

Mercer is the investment adviser to the series of the Trust, including the Fund. The Adviser uses a “manager of managers” approach in managing the assets of the Trust’s series. This approach permits Mercer to hire, terminate, or replace subadvisers that are unaffiliated with the Trust or the Adviser, and to modify material terms and conditions of subadvisory agreements relating to the management of the series. Section 15(a) of the Investment Company Act of 1940, as amended (the “1940 Act”), generally requires the shareholders of a mutual fund to approve an agreement pursuant to which a person serves as the investment adviser (or as a subadviser) to the mutual fund. The Trust and the Adviser have obtained the Exemptive Order, which permits the Trust and the Adviser, subject to certain conditions and approval by the Board, to hire and retain unaffiliated subadvisers and to modify subadvisory arrangements with unaffiliated subadvisers without shareholder approval. Under the Exemptive Order, the Adviser may act as a manager of managers for some or all of the series of the Trust, and the Adviser supervises the provision of portfolio management services to the series by various subadvisers.

The Exemptive Order also allows the Adviser, among other things, to: (i) continue the employment of a current subadviser after events that would otherwise cause an automatic termination of a subadvisory agreement with the subadviser, and (ii) reallocate assets among current or new subadvisers. The Adviser has ultimate responsibility (subject to oversight by the Board) to supervise the subadvisers and recommend the hiring, termination, and replacement of the subadvisers to the Board.

Consistent with the terms of the Exemptive Order, the Board, including a majority of the Trustees who are not “interested persons” (as that term is defined in the 1940 Act) of the Trust or of the Adviser (the “Independent Trustees”), at a Board meeting held on October 8, 2024, (the “Meeting”): (i) appointed Robeco to serve as a subadviser to the Fund, and (ii) approved the Robeco Subadvisory Agreement, between the Adviser, on behalf of the Fund, and Robeco. Robeco is unaffiliated with the Adviser and discharges its responsibilities subject to the oversight and supervision of the Adviser. Robeco is paid by the Adviser and not by the Fund. No increase in the advisory fees paid by the Fund to the Adviser resulted from the appointment of Robeco as a subadviser to the Fund, or from the implementation of the Robeco Subadvisory Agreement.

The Trust and the Adviser have agreed to comply with certain conditions when acting in reliance on the relief granted in the Exemptive Order. These conditions require, among other things, that, in connection with the hiring of a subadviser, the affected series will notify the shareholders of the series of the changes. This Statement provides such notice of the changes and presents details regarding Robeco and the Robeco Subadvisory Agreement.

THE ADVISER

The Adviser, a Delaware limited liability company located at 99 High Street, Boston, Massachusetts 02110, serves as the investment adviser to the Fund. The Adviser is an indirect, wholly owned subsidiary of Marsh & McLennan Companies, Inc., 1166 Avenue of the Americas, New York, New York 10036. The Adviser is registered as an investment adviser with the SEC under the Investment Advisers Act of 1940, as amended (the “Advisers Act”).

The Adviser provides investment advisory services to the Fund pursuant to the Investment Management Agreement, dated July 1, 2014, between the Trust and the Adviser, as amended from time to time (the “Management Agreement”). The Trust employs the Adviser generally to manage the investment and reinvestment of the assets of the Fund. In so doing, the Adviser may hire one or more subadvisers to carry out the investment program of the Fund (subject to the approval of the Board). The Adviser continuously reviews, supervises, and (where appropriate) administers the investment program of the Fund. The Adviser furnishes periodic reports to the Board regarding the investment program and performance of the Fund.

Pursuant to the Management Agreement, the Adviser has overall supervisory responsibility for the general management and investment of the Fund’s securities portfolio, and, subject to review and approval by the Board: (i) sets the Fund’s overall investment strategies; (ii) evaluates, selects, and recommends subadvisers to manage all or a portion of the Fund’s assets; (iii) when appropriate, allocates and reallocates the Fund’s assets among subadvisers; (iv) monitors and evaluates the performance of the Fund’s subadvisers, including the subadvisers’ compliance with the investment objective, policies, and restrictions of the Fund; and (v) implements procedures to ensure that the subadvisers comply with the Fund’s investment objective, policies, and restrictions.

For these services, the Fund pays the Adviser a fee calculated at an annual rate of 0.80% of assets up to $750 million, 0.78% of assets in excess of $750 million up to $1 billion and 0.73% of assets in excess of $1 billion of the Fund’s average daily net assets. The Adviser earned total investment advisory fees of $11,521,319 from the Fund for the fiscal year ended March 31, 2024, prior to: (i) paying the fees of each of the subadvisers to the Fund and (ii) waiving fees in accordance with the terms of a fee waiver arrangement entered into between the Adviser and the Fund pursuant to which the Adviser has agreed to waive any portion of its investment management fee that exceeds the aggregate amount of the subadvisory fees that the Adviser is required to pay to the Fund’s subadvisers for the management of their allocated portions of the Fund (the “Fee Waiver Agreement”). The aggregate compensation paid by the Adviser to all subadvisers to the Fund during the last fiscal year ended March 31, 2024, was $5,666,322, representing 0.38% of the Fund’s average net assets during that period, resulting in the Adviser receiving net investment advisory fees of $5,854,997, all of which the Adviser waived pursuant to the terms of the Fee Waiver Agreement. The Fund did not make any payments to any affiliated person of Robeco during the fiscal year ended March 31, 2024.

Several officers of the Trust are also officers and/or employees of the Adviser. These individuals and their respective positions are: Stephen Gouthro serves as President and Chief Executive Officer of the Trust and as a Partner of the Adviser and Global Chief Operating Officer for the Adviser’s Investment Solutions business; Erin Lefkowitz serves as Vice President of the Trust and as Senior Portfolio Manager of the Adviser; Jon Gezotis serves as Vice President and Assistant Treasurer of the Trust and as a Partner of the Adviser and US Chief Operating Officer for the Adviser’s Wealth and Investments business; Barry Vallan serves as Vice President and Assistant Treasurer of the Trust and as a Principal and the Head of Fund Administration at the Adviser; Colin J. Dean serves as Vice President and Assistant Secretary of the Trust and as Chief Counsel and Global Chief Counsel, Investments of the Adviser; Olaolu Aganga serves as Vice President and Chief Investment Officer of the Trust and as a Vice President and Chief Investment Officer, Investments of the Adviser; Caroline Hulme serves as Vice President, Chief Legal Officer and Secretary of the Trust and as Chief Investment Funds and Solutions Counsel, U.S. & Canada for the Adviser; Jeffrey Coleman serves as Vice President, Treasurer and Chief Financial Officer of the Trust and Head of Investment Operations for the Adviser; Larry Vasquez serves as Vice President of the Trust and as Vice President and Portfolio Manager of the Adviser; Nicole Wong serves as Vice President and Chief Compliance Officer of the Trust and as Chief Compliance Officer of Mercer Trust Company LLC; Kenneth Earley serves as Vice President and Assistant Secretary of the Trust and Senior Legal Counsel, Investments at the Adviser; and Sean Chatburn serves as Vice President of the Trust and Principal and Senior Portfolio Manager for the Adviser. The address of each executive officer of the Trust is 99 High Street, Boston, Massachusetts 02110.

None of the officers or Trustees of the Trust are officers, employees, directors and/or shareholders of Robeco.

ROBECO INSTITUTIONAL ASSET MANAGEMENT US INC.

Robeco’s principal office is located at 230 Park Avenue, Suite 3330, New York, NY 10169. Robeco is a wholly owned subsidiary of Robeco Holding B.V. a Dutch holding company. Robeco Holding B.V. is wholly owned subsidiary of ORIX Corporation Europe, which is wholly owned by ORIX Corporation. Robeco is registered as an investment adviser under the Advisers Act. The Robeco Subadvisory Agreement is dated October 25, 2024.

Robeco was approved by the Board to serve as a subadviser to the Fund at the Meeting. Robeco is not affiliated with the Adviser, and Robeco discharges its responsibilities subject to the oversight and supervision of the Adviser. As indicated above, Robeco is paid by the Adviser and not by the Fund. The fees paid by the Adviser to Robeco depend upon the fee rates negotiated by the Adviser. In accordance with procedures adopted by the Board, a subadviser to the Fund may affect portfolio transactions through an affiliated broker-dealer and the affiliated broker-dealer may receive brokerage commissions in connection therewith as permitted by applicable laws.

Robeco does not serve as an investment adviser or subadviser for any registered investment companies which have investment objectives and strategies similar to the Fund’s investment objective and strategies.

The names and principal occupations of the principal executive officers and directors of Robeco are listed below. The address of each principal executive officer and director, as it relates to the person’s position with Robeco, is 230 Park Avenue, Suite 3330, New York, NY 10169.

Name	Principal Occupation
Marcel Prins	President and Board Member
Malick Badjie	Treasurer and Board Member
Andrew P. Cunningham	Chief Compliance Officer
Ignacio A. Alcantara Vazquez	Business Manager

THE ROBECO SUBADVISORY AGREEMENT

The Robeco Subadvisory Agreement was approved by the Board at the Meeting, which was called, among other reasons, for the purpose of considering and approving the Robeco Subadvisory Agreement for an initial term of two years. Thereafter, continuance of the Robeco Subadvisory Agreement will require the annual approval of the Board, including a majority of the Independent Trustees. The Robeco Subadvisory Agreement provides that it will terminate automatically in the event of its assignment, except as provided otherwise by any rule, exemptive order issued by the SEC, or no-action letter provided or pursuant to the 1940 Act, or upon the termination of the Management Agreement.

The terms of the Robeco Subadvisory Agreement, other than the rate of compensation paid by the Adviser to Robeco, are substantially similar to the terms contained in the subadvisory agreements in effect between the Adviser and the Fund’s other current subadvisers. The Robeco Subadvisory Agreement provides that Robeco, among other duties, will make all investment decisions for Robeco’s allocated portion of the Fund’s investment portfolio. Robeco, subject to the supervision of the Board and the Adviser, will conduct an ongoing program of investment, evaluation, and, if appropriate, sale and reinvestment of Robeco’s allocated portion of the Fund’s assets.

The Robeco Subadvisory Agreement provides for Robeco to be compensated based on the average daily net assets of the Fund allocated to Robeco. Robeco is compensated from the fees that the Adviser receives from the Fund. Robeco generally will pay all expenses it incurs in connection with its activities under the Robeco Subadvisory Agreement, other than the costs of the Fund’s portfolio securities and other investments.

The Robeco Subadvisory Agreement may be terminated at any time, without the payment of any penalty, by: (i) the vote of a majority of the Board, the vote of a majority of the outstanding voting securities of the Fund (as defined in the 1940 Act), or the Adviser, or (ii) Robeco, on not less than ninety (90) days’ written notice to the Adviser and the Trust.

BOARD OF TRUSTEES’ CONSIDERATIONS

At the Meeting, the Adviser recommended the appointment of Robeco to serve as a subadviser for the Fund in order to employ Robeco’s investment strategy in connection with the implementation of the New Emerging Markets Fund Structure.

In considering the approval of the Robeco Subadvisory Agreement, the Independent Trustees considered the information and materials furnished by the Adviser and Robeco. In addition, the Independent Trustees considered presentations made by, and discussions held with, representatives of the Adviser and representatives of Robeco at the Meeting. In connection with their review of this information, the Independent Trustees considered the answers and responses provided by Robeco to the questions and information requests contained in a due diligence questionnaire submitted to Robeco.

During their review of this information, the Independent Trustees considered the factors they deemed relevant with respect to Robeco, including, but not limited to: the nature, extent, and quality of the services that were to be provided to the Fund by Robeco and Robeco’s historical performance record managing the investment mandate it would employ for the Fund. The Independent Trustees also took into consideration the nature and extent of the oversight duties to be performed by the Adviser in connection with Robeco, which includes extensive investment management and compliance due diligence with respect to the management and operations of Robeco. Additionally, the Independent Trustees met separately with their independent legal counsel and received assistance from counsel regarding their statutory responsibilities and the legal standards that are applicable to the approvals of advisory agreements.

In consideration of the approval of the Robeco Subadvisory Agreement, the Independent Trustees considered the following factors:

(a) The nature, extent, and quality of the advisory services to be provided by Robeco. The Independent Trustees reviewed the nature, extent, and quality of the advisory services that Robeco would provide to the Fund. The Independent Trustees considered the specific investment management process that would be employed by Robeco to manage the assets that would be allocated to Robeco (which had been discussed with Robeco and described in detail in the materials provided by the Adviser and by Robeco); the qualifications, experience, and capabilities of Robeco; certain financial considerations relating to Robeco; information regarding legal, regulatory and compliance matters with respect to Robeco; and information provided regarding Robeco’s brokerage practices.

The Independent Trustees also considered the Adviser’s review, selection, and due diligence process employed by the Adviser in deciding to recommend Robeco as a subadviser to the Fund (the “due diligence process”); the Adviser’s assessment and conclusion as to the nature, extent, and quality of the subadvisory services that were to be provided by Robeco and the Adviser’s recommendation that the Robeco Subadvisory Agreement be approved.

Based on their consideration and review of the foregoing, the Independent Trustees determined that the Fund would benefit from the nature, extent, and quality of the subadvisory services that were to be provided by Robeco, and would benefit from Robeco’s ability to provide these services, and concluded that such services supported the approval of the Robeco Subadvisory Agreement.

(b) The costs of the services to be provided and the profits to be realized by Robeco and its affiliates from Robeco’s relationship with the Fund. In considering the Adviser’s due diligence process, the Independent Trustees took account of the Adviser’s assessment and conclusion that the compensation payable to Robeco for its services to the Fund was competitive, fair and reasonable in light of the nature, extent and quality of the services to be furnished to the Fund. The Independent Trustees also noted the Adviser’s recommendation at the Meeting that the Robeco Subadvisory Agreement be approved, including in light of the fact that Robeco’s fees would be indirectly borne by the Fund and its shareholders.

The Independent Trustees considered the expected impact of the subadvisory fees on the Fund’s overall operating expenses. The Independent Trustees noted that, as a result of the appointment of Robeco and the implementation of the New Emerging Markets Fund Structure, the Fund’s overall subadvisory fees would be reduced and that these cost savings would accrue to the Fund, given the Fee Waiver Agreement. In addition, since the fees to be paid by the Adviser to Robeco were the result of arm’s-length bargaining between unaffiliated parties, the relevance of the Subadviser’s profitability was considered by the Independent Trustees in that context.

The Independent Trustees took into account the Adviser’s ability to negotiate a global fee arrangement in connection with Robeco managing assets for the Fund along with other accounts of the Adviser or its affiliates. The Independent Trustees also considered the information provided with respect to Robeco regarding the fees charged to other comparable clients of Robeco and noted Robeco’s statements with respect to the relative competitiveness of the subadvisory fee to be charged to the Fund.

Based on their consideration and review of the foregoing, the Independent Trustees concluded that, in light of the nature, extent and quality of the subadvisory services to be provided by Robeco, the information provided regarding the fees to be paid to Robeco with respect to the Fund assets that would be allocated to Robeco supported the approval of the Robeco Subadvisory Agreement.

(c) Ancillary Benefits. The Independent Trustees considered whether there were any ancillary or “fall-out” benefits that may accrue to Robeco as a result of its proposed relationships with the

Fund. As part of their review, the Independent Trustees noted that Robeco may experience benefits due to its relationship with the Fund, which include reputational and marketing benefits, and that Robeco also may experience certain economies of scale in connection with the strategy employed for the Fund (with respect to the Fund and other clients utilizing the same strategy) to the extent that strategy assets grow as a result of Robeco’s relationship with the Fund and the Adviser (or its affiliates). However, the Independent Trustees also considered Robeco’s statement that it would not derive any indirect benefits from Robeco’s relationship with the Fund.

The Independent Trustees took into account the foregoing potential benefits that would accrue to Robeco by virtue of its relationship with the Fund in determining to approve the Robeco Subadvisory Agreement.

(d) The extent to which economies of scale would be realized as the Fund grows, and whether fee levels reflected sharing of these economies of scale for the benefit of Fund shareholders. With respect to economies of scale, the Independent Trustees considered Robeco’s fee schedule for providing services to the Fund and noted that the Robeco Subadvisory Agreement included a breakpoint that would reduce Robeco’s fee as the allocated portion of the Fund (and/or certain assets globally with respect to the Adviser and its affiliates) managed by Robeco increased. It was noted that the benefit of the breakpoint would indirectly go to the Fund, given the Fee Waiver Agreement.

(e) The investment performance of the Fund and the Subadviser. Because Robeco was a newly proposed subadviser to the Fund, the Independent Trustees could not consider Robeco’s investment performance in managing the Fund as a factor in evaluating the Robeco Subadvisory Agreement. However, the Independent Trustees considered the historical performance record of Robeco in managing the investment mandate it would employ for the Fund as compared to a relevant index and the Adviser’s explanations with respect to the role of Robeco’s investment strategy in supporting the Fund’s multi-manager structure. The Independent Trustees also considered the Adviser’s conclusions, and the reasons supporting the Adviser’s conclusions, that the performance record of Robeco, including on an absolute basis and relative to Robeco’s benchmark index over different time periods, supported the approval of the Robeco Subadvisory Agreement.

Conclusion. Following consideration of the foregoing factors, it was reported that no single factor was determinative to the decision of the Independent Trustees. Based on these factors, along with the determinations of the Adviser at the conclusion of its review and due diligence process and such other matters as were deemed relevant, the Independent Trustees concluded that the approval of the Robeco Subadvisory Agreement was in the best interests of the Fund and its shareholders and the Board, including a majority of the Independent Trustees, approved the Robeco Subadvisory Agreement.

GENERAL INFORMATION

Administrative and Accounting Services

State Street Bank and Trust Company (the “Administrator”), located at 1 Heritage Drive, North Quincy, Massachusetts 02171, serves as the administrator of the Fund. The Administrator performs various services for the Fund, including fund accounting, daily and ongoing maintenance of certain Fund records, calculation of the Fund’s net asset value, and preparation of shareholder reports.

The Adviser provides certain internal administrative services to the Adviser Class, Class I and Class Y-2 shares of the Fund, for which the Adviser is entitled to receive a fee of 0.15% on an annual basis of the average daily net assets of the Adviser Class, Class I, and Class Y-2 shares, respectively. This fee accrues from fees paid under a separate Shareholder Administrative Services Plan adopted to compensate financial intermediaries, including the Adviser, for providing certain non-distribution related shareholder administrative services to Adviser Class, Class I and Class Y-2 shares. The Shareholder Administrative Services Plan provides for payments in an amount, or at a rate, not to exceed 0.25%, 0.25% and 0.15% on an annual basis of the average daily net asset value of the Adviser Class, Class I and Class Y-2 shares, respectively. The Fund paid the Adviser $1,049 for internal administrative services with respect to the Class I share class of the Fund for the period from the commencement of operations of Class I shares on June 27, 2023 to March 31, 2024. The Adviser Class and Class Y-2 share classes of the Fund were not offered during the fiscal year ended March 31, 2024, and as a result the Fund did not pay any fees to the Adviser for internal administrative services with respect to the Adviser Class and Class Y-2 share classes.

Principal Underwriting Arrangements

MGI Funds Distributors, LLC (the “Distributor”), located at Three Canal Plaza, Suite 100, Portland, Maine 04101, is a Delaware limited liability company that is a wholly-owned subsidiary of Foreside Distributors, LLC. The Distributor acts as the principal underwriter of each class of shares of the Fund under a Distribution Agreement with the Fund. The Distribution Agreement requires the Distributor to use its best efforts, consistent with its other businesses, to sell shares of the Fund.

Payments to Affiliated Brokers

For the fiscal year ended March 31, 2024, the Fund did not pay any commissions to affiliated brokers.

Record of Beneficial Ownership

As of December 31, 2024, the Fund had 129,832,858 total shares outstanding. Zeel & Co., on behalf of the Macatawa Bank Trust Operations Department, held 139,664 Class I shares, representing 99.99% of the Fund’s total outstanding Class I shares; Mercer Collective Trust: Mercer Emerging Markets Equity Portfolio held 106,177,997 Class Y-3 shares, representing 81.87% of the Fund’s total outstanding Class Y-3 shares; and Mercer Group Trust: Mercer International Stock Fund held 15,695,702 Class Y-3 shares, representing 12.10 % of the Fund’s total outstanding Class Y-3 shares.

As of December 31, 2024, the Trustees and executive officers of the Fund, both individually and as a group, did not own more than 1% of a class of the Fund.

SHAREHOLDER REPORTS

Additional information about the Fund’s investments is available in the Fund’s annual and semi-annual reports to shareholders. In the Fund’s annual report, you will find a discussion of the market conditions and investment strategies that significantly affected the Fund’s performance during its last fiscal year. You may obtain free copies of the Fund’s annual and semi-annual reports by contacting the Fund directly at 1-888-887-0619 or by visiting the Trust’s website, https://www.mercer.com/en-us/solutions/investments/delegated-solutions/.s